Exhibit 5.1

[Letterhead of Goodwin Procter LLP]

February 20, 2004

Mercury Computer Systems, Inc.

199 Riverneck Road

Chelmsford, Massachusetts 01824-2820

Re:	Registration Statement on Form S-8 for Additional Shares

Ladies and Gentlemen:

We are counsel to Mercury Computer Systems, Inc., a Massachusetts corporation (the “Company”), and as such counsel we are familiar with the corporate proceedings taken in connection with the adoption of the Company’s 1997 Stock Option Plan, as amended and restated (the “Plan”). We are also familiar with the Registration Statement on Form S-8 to which a copy of this opinion will be attached as an exhibit (the “Registration Statement”), relating to an additional 1,000,000 shares of the Company’s common stock, par value $.01 per share (the “Shares”), that the Company may issue pursuant to the Plan.

As such counsel, we have examined the corporate records of the Company including its Articles of Organization, as amended, Bylaws, as amended, minutes of meetings of its Board of Directors and stockholders, and such other documents as we have deemed necessary as a basis for the opinions herein expressed.

We are attorneys admitted to practice in The Commonwealth of Massachusetts. We express no opinion as to the laws of any jurisdiction other than the laws of the United States of America and The Commonwealth of Massachusetts, and also express no opinion with respect to the blue sky or securities laws of any state, including Massachusetts.

Based upon the foregoing, and having regard for such legal considerations as we deemed relevant, we are of the opinion that, upon issuance and delivery of the Shares against payment therefor in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and nonassessable.

The foregoing assumes all requisite steps will be taken to comply with the requirements of the Securities Act of 1933, as amended, and applicable requirements of state laws regulating the offer and sale of securities.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP